EXHIBIT(l)(4)

                    LUTHERAN BROTHERHOOD FAMILY OF FUNDS
                         SUBSCRIPTION AGREEMENT


The Lutheran Brotherhood Family of Funds (the "Trust") has created three new series of shares to be known as Lutheran Brotherhood Growth Fund ("LB Growth Fund"), Lutheran Brotherhood Value Fund ("LB Value Fund"), and Lutheran Brotherhood Limited Maturity Bond Fund ("LB Limited Maturity Bond. The Trust and Lutheran Brotherhood Research Corp., a Minnesota corporation(the "Purchaser"), hereby agree with each other as follows:

1. The Trust hereby offers and the Purchaser hereby purchases ___________ shares of beneficial interest, $.001 par value per share, of the LB Limited Maturity Bond Fund (the "Shares") at a price of $12.50 per share. The Trust hereby acknowledges receipt from the Purchaser of payment in full for the Shares.

2. The Trust hereby offers and the Purchaser hereby purchases ___________ shares of beneficial interest, $.001 par value per share, of the LB Value Fund (the "Shares") at a price of $14.50 per share. The Trust hereby acknowledges receipt from the Purchaser of payment in full for the Shares.

3. The Trust hereby offers and the Purchaser hereby purchases ___________ shares of beneficial interest, $.001 par value per share, of the LB Growth Fund (the "Shares") at a price of $16.50 per share. The Trust hereby acknowledges receipt from the Purchaser of payment in full for the Shares.

4. The Purchaser represents and warrants to the Trust that in connection with its purchase of the Shares hereunder, it understands that: (i) the Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"); (ii) the sale of the Shares to the Purchaser is made in reliance on such sale being exempt under Section 4(2) of the 1933 Act as not involving any public offering; and (iii) in part, the reliance of the Trust on such exemption is predicated on the representation, which the Purchaser hereby confirms, that the Purchaser is acquiring the Shares for investment for its own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of the Shares or of any interest therein.
    The Purchaser hereby agrees that it will not sell, assign or transfer the Shares or any interest therein unless and until the Shares have been registered under the 1933 Act or the Trust has received an opinion of counsel indicating that said sale, assignment or transfer will not violate the provisions of the 1933 Act or any rules or regulations promulgated thereunder.

5. The names "The Lutheran Brotherhood Family of Funds," "Lutheran Brotherhood Limited Maturity Bond Fund," "Lutheran Brotherhood Value Fund," "Lutheran Brotherhood Growth Fund," and "Trustees of The Lutheran Brotherhood Family of Funds" refer, respectively, to the Trust, the three new series, and the Trustees of the Trust as trustees but not individually or personally, acting from time to time under the Trust's First Amended and Restated Master Trust Agreement dated September 1, 1993, as amended June 7, 1995, March 21, 1997, October 24, 1997, June 30, 1998, and July 26, 1999, which is hereby referred to and a copy of which is on file at the principal office of the Trust. The obligations of "The Lutheran Brotherhood Family of Funds" and the "Lutheran
Brotherhood Limited Maturity Bond Fund," "Lutheran Brotherhood Value Fund," or "Lutheran Brotherhood Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust or the three new series are made not individually, but in such capacities, and are not binding upon any of the Trustees, holders of shares of beneficial interest of the Trust or representatives of the Trustees personally, but bind only the Trust assets, and all persons dealing with the three new series or the Trust must look solely to the Trust property for the enforcement of any claims against the three new series or the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of October, 1999.


THE LUTHERAN BROTHERHOOD
FAMILY OF FUNDS


By: /s/ Rolf F. Bjelland
    ---------------------------
    Rolf F. Bjelland, President


LUTHERAN BROTHERHOOD RESEARCH CORP.


By: /s Randall L. Boushek
    ---------------------------
    Randall L. Boushek, President